Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:38 PM 01/23/2013

SRV 130082520 – 2311856 File

CERTIFICATE OFAMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

AMASYS CORPORATION

AMASYS Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The Board of Directors of the Corporation, at a meeting duly held on December 3, 2012, has duly adopted resolutions proposing and declaring advisable the following amendments to the Corporation’s Certificate of Incorporation (together, the “Amendment”):

Article One is hereby amended to read as follows:

FIRST: The name of the Corporation (hereinafter called the “Corporation”) shall be StemGen, Inc.”

Article Four is hereby amended to read as follows:

FOURTH: Capital Stock.

A. Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-One Million (21,000,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock, par value of one cent ($.01) per share (the "Common Stock".) and One Million (1,000,000) shares of Preferred Stock, par value of one cent ($.01) per share (the "Preferred Stock"). The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the capital stock of the Corporation are set forth below.

Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation whereby this Article FOURTH is amended to read as set forth herein (the “Effective Time”), each eighty (80) shares of Common Stock, with a par value of $0.01 per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and non-assessable share of Common Stock, with a par value of $0.01 per share, of the Corporation. No scrip or fractional shares will be issued by reason of this amendment. Fractional share interests created as a result of this amendment shall be rounded up to the next whole number of shares by the Corporation.

B. Provisions Relating to Preferred Stock. Shares of Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

(i) The designation of such series.

(ii) The number of shares initially constituting such series.

(iii) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

(iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividend shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

(v) Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

(vi) The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event.

(vii) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

(viii) Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

(ix) Whether or not the shares of such series shall be convertible unto, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price.

(x) Any other relative rights, preferences and limitations.

C. Designation of Series A Preferred Stock. One Hundred Ninety Six Thousand (196,000) authorized shares of the Preferred Stock, none of which has been issued, shall be issued in and as a series to be designated as Series A Preferred Stock and shall have the powers, preferences, rights, qualifications and limitations as set forth in this Part C.

1) Voting Rights. Unless otherwise required by the laws of the State of Delaware or as otherwise provided in this Certificate of Incorporation, the holders of the outstanding shares of Series A Preferred Stock shall vote together with all other classes or series of capital stock of the Corporation, as a single class, as to any matter to which stockholders of the Corporation are entitled to vote, with each share of Series A Preferred Stock being entitled to one vote, except that in addition to any other vote which may be required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be required for a change, amendment or repeal of any provisions of Part C of this Article FOURTH.

2) Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, out of funds of the Corporation legally available therefor, a preferential cumulative cash dividend at the rate of Fifty ($.50) Cents per share per annum, payable in quarterly installments on the last day of March, June, September and December, in each year, commencing 1996, to stockholders of record on a date which is ten days prior to the payment date of each particular dividend. So long as any shares of Series A Preferred Stock are outstanding, no dividend shall be declared or paid or other distribution made on the Common Stock or any other class or series of the Corporation's capital stock ranking as to dividends on a parity with or Junior to the Series A Preferred Stock (other than dividends in shares of Common Stock or each other Junior stock), unless the preferential dividends on the Series A Preferred Stock through the dividend declaration date shall have been paid in full or declared and set aside for payment.

(3) Conversion Rights.

(a) Unless previously called for redemption as provided in Paragraph (4) of this Part C, shares of Series A Preferred Stock may be converted, at any time and from time to time commencing twelve months after June 21, 1996, the effective date of the confirmation of the Plan of Reorganization of Infotechnology, Inc. under Chapter 11 of the Federal Bankruptcy Law (the "Effective Date") and prior to the Corporation giving notice of redemption as hereinafter provided, at the option of the holder thereof, in the manner and upon the terms and conditions hereinafter set forth in this Paragraph (3), into fully paid and non-assessable full shares of Common Stock of the Corporation at the rate (the "Conversion Rate") of ten (10) shares of Common Stock for each one (1) share of Series A Preferred Stock.

(b) In the event of a stock split, stock dividend, reorganization, recapitalization or other event affecting the Common Stock or the Series A Preferred Stock, the Board of Directors of the Corporation shall make an equitable adjustment in the Conversion Rate, if necessary, to reflect such event in order to preserve the foregoing Conversion Rate. In case of any capital reorganization of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, consolidation, merger, sale or conveyance, and shall have no further conversion rights under these provisions; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series A Preferred Stock shall be entitled to receive pursuant to the provisions hereof. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Paragraph (3) to Common Stock shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

(c) In order to convert shares of Series A Preferred Stock as provided for in this Paragraph (3), the holder thereof shall surrender at the principal office of the Corporation (or at such other place as the Board of Directors shall have designated for the purpose) the certificate or certificates for such shares of Series A Preferred Stock properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank and bearing any necessary transfer tax stamps thereto affixed and cancelled, together with a written request for conversion in which shall be stated the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Ten (10) days after receiving the documents specified in the immediately preceding sentence, the Corporation shall deliver at said office to such holder of Series A Preferred Stock or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash payment in lieu of any fraction of a share of such Common Stock. No fraction of a share of Common Stock shall be issued upon any conversion but, in lieu thereof, there shall be paid upon such conversion an amount in cash equal to the same fraction of the market price of the Common Stock at the time of conversion. No payment or adjustment for accumulated dividends on any shares of Common Stock that shall be issuable upon conversion of Series A Preferred Stock shall be made. Shares of Series A Preferred Stock shall be deemed to be converted and the person or persons in whose name or names any certificate or certificates representing shares of Common Stock shall be issuable upon such conversion shall be deemed to have become a holder or holders of record of such shares of Common Stock at the close of business on the date which is ten (10) days after the certificate(s) representing shares of Series A Preferred Stock has been duly surrendered to the Corporation for conversion as provided in this Sub-Paragraph (c).

(d) All shares of Series A Preferred Stock which shall have been converted as provided in this Paragraph (3) shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate except for the right of the holders thereof to receive full shares of Common Stock, together with a cash payment in lieu of any fraction of a share of such Common Stock.

(e) The Corporation shall at all times reserve and keep available out of its authorized but unused Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the full number of shares of Common Stock from time to time issuable upon conversion of all shares of Series A Preferred Stock then outstanding.

(4) Redemption.

(a) At any time (I) either (A) commencing twelve months after the Effective Date or (B) within twelve months from the Effective Date if all dividends that otherwise would be due and payable on the Series A Preferred Stock pursuant to Paragraph (2) of this Part C to the day on which the redemption is to be effected (the "Redemption Date") have been paid in full, and (II) assuming the Payment in full of notes in the initial principal amounts of $300,000 and $1,200,000 issued by the Corporation to the Pension Benefit Guaranty Corporation (the "PBGC"), the Board of Directors may elect to redeem all, and not less than all, the shares of Series A Preferred Stock then outstanding, at a per share price (the "Redemption Price") equal to the greater of (X) Ten Dollars and Fifty Cents ($10.50), together with all per share accrued but unpaid dividends on the Series A Preferred Stock to and including the Redemption Date, or (Y) the sum of (I) the product of (a) the then Conversion Rate and (b) 105% of the "market value" (as defined in the next succeeding sentences) of the Common Stock, plus (II) all per share accrued but unpaid dividends on the Series A Preferred Stock to and including the Redemption Date. "Market Value" shall be the average of the high bid prices for the Common Stock in the over-the-counter market as reported in The Wall Street Journal (or if not so reported, as reported by the National Quotation Bureau, Inc.) for the five trading days immediately preceding the day (the "Call Day") that the redemption notice (as described below) is first sent by the Corporation (provided that there are bids and trading on each of such five trading days). In the event that there are no bids or trading on any of the five trading days immediately preceding the Call Day and the Corporation desires to call the Series A Preferred Stock, then the Corporation shall select an independent appraiser who is agreeable to the PBGC (which agreement shall not be unreasonably withheld) to determine the market value of the shares of Series A Preferred Stock subject to the redemption. The aggregate market value of the shares of Series A Preferred Stock being redeemed shall be reduced by an amount equal to 50% of the cost of the appraiser.

(b) Notice of the intention of the Corporation to redeem the Series A Preferred Stock, the Redemption Date and the place for redemption shall be mailed by postage prepaid certified or registered mail, return receipt requested, at least twenty (20) and not more than thirty (30) days prior to the Redemption Date to each holder of record of Series A Preferred Stock at his last known address as shown by the records of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to the holder to whom the Corporation failed to mail such notice or whose notice was defective.

(c) After the Call Day the holder shall not have the right to convert his shares of Series A Preferred Stock subject to such redemption in accordance with Paragraph (3) of this Part (C), provided that the right of conversion shall be reinstituted as to such shares should the Corporation rescind the redemption or default in effecting the redemption.

(d) On and after the Redemption Date designated in the notice of the redemption, each holder of Series A Preferred Stock, upon surrender to the Corporation at the place designated in such notice, of the certificate or certificates for such shares shall be entitled to receive payment of the Redemption Price in cash. If such notice of redemption shall have been duly given, and if on or before the Redemption Date funds necessary for the redemption of the shares of Series A Preferred Stock shall have been set aside by the Corporation so as to be and continue to be available therefor, then notwithstanding that any certificate representing shares of Series A Preferred Stock shall not have been surrendered, the dividends thereon shall cease to accrue from and after the Redemption Date and all rights with respect to such shares shall forthwith after such Redemption Date cease, except only the right of the holder to receive the Redemption Price without interest.

(5) Liquidation and Dissolution. In case of liquidation, dissolution or other winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders the sum of Ten Dollars ($10.00) per share, together with all accrued but unpaid dividends thereon, with such payments to be made prior to payment or distribution to the holders of any class of Common Stock or any other class or series of the Corporation's capital stock ranking junior to the Series A Preferred Stock on liquidation, dissolution or other winding up. Such payment shall be made pari passu to the holders of any other series of Preferred Stock ranking on a parity (the "Parity Stock") with the Series A Preferred Stock with respect to payment on liquidation, dissolution or other winding up of the Corporation. The Series A Preferred Stock shall not be entitled to any further share in the assets of the Corporation. If the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock and the holders, if any, of Parity Stock of the sums which all such holders are entitled to receive, then all of the assets available for distribution to the stockholders shall be distributed among and paid to the holders of the Series A Preferred Stock and such other holders of Parity Stock ratably in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. The consolidation or merger of the Corporation with any other corporation or corporations, shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph (5).

(6) No Preemptive Rights. No holder of any shares of Series A Preferred Stock shall have any preemptive right to subscribe to any issue of the same or any other stock of the Corporation.

D. Provisions Relating to Common Stock. Subject to the preferential rights applicable to shares of the Preferred Stock, as determined by the Board of Directors of the Corporation pursuant to the provisions of Parts B and C of this Article FOURTH, the Common Stock shall have the powers, preferences, rights, qualifications and limitations as set forth in this Part D.

(1) Voting Rights. Except as otherwise determined by the Board of Directors of the Corporation pursuant to the provisions of Parts B and C of this Article FOURTH the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting voting together with the holders of the Preferred Stock who are entitled to vote and not as a separate class.

(2) Liquidation and Dissolution. Subject to the preferential liquidation rights and except as determined by the Board of Directors of the Corporation pursuant to the provisions of Parts B and C of this Article FOURTH in the event of any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of the Common Stock held by them.

II. That thereafter, a majority of the outstanding stock entitled to vote thereon, acting by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, approved the amendment.

III. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IV. The effective date of this Amendment shall be February 5, 2013.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Amber Gordon, its Secretary, this 22nd day of January, 2013.

By: /s/ Amber Gordon

Name: Amber Gordon

Title: Corporate Secretary